Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the Registration Statement on Form S-1, Amendment No. 3, of Renatus Tactical Acquisition Corp I, of our report dated March 14, 2025, except Notes 1, 2, 4, 5 and 9, dated May 5, 2025, on our audit of the balance sheet of Renatus Tactical Acquisition Corp I as of December 31, 2024, and the related statements of operations, changes in shareholder’s equity and cash flows for the period July 2, 2024 (inception) through December 31, 2024.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Adeptus Partners, LLC

Ocean, New Jersey
May 9, 2025